Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-284168) on Form S-3 and (No. 333-197887, No. 333-218005, No. 333-222051, No. 333-225629, No. 333-258036, No. 333-270039, No. 333-275944, No. 333-277439, No. 333-281165 and No. 333-288413) on Form S-8 of our report dated March 2, 2026, with respect to the consolidated financial statements of uniQure N.V. and the effectiveness of internal control over financial reporting.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

March 2, 2026